Exhibit 99.1

Moleculin Reports Higher AML Complete Remission (CR) Rates and Significant Durability with Additional Interim Subject Data

–	Annamycin in combination with Cytarabine (AnnAraC) achieves CRc rate of 62% (54% CR) in 1st and 2nd line AML subjects (N=13)

–	Full MB-106 trial reaches 20 subjects with CRc of 45% in 1st – 7th line, with median durability at 4.9 months and climbing

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Interim data supports advancement to development of Phase 2 registration-directed clinical trial (MB-108) to further provide data for efficacy to support an eventual application for New Drug Approval (NDA)

–	Virtual AML Clinical Day featuring internationally renowned clinician, Martin S. Tallman, MD, today, May 7th at 11:00 AM ET - Register Here

HOUSTON, MAY 7, 2024 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (Moleculin or the Company), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat tumors and viruses, today announced the presentation of positive interim data for Annamycin from its ongoing acute myeloid leukemia (AML) clinical development program. As previously announced, the Company will host a virtual AML Clinical Day, today, May 7, 2024, at 11:00 AM ET (details below) to discuss these results.

“Adding the latest two subjects in MB-106 AML trial with AnnAraC brings the composite complete remission (CRc) rate up from 37% to 45% for all of the 20 subjects with prior therapies ranging from none to six. This adds to our growing body of positive data which continues to provide a clear line of sight for our clinical and regulatory strategies towards registration for Annamycin in AML,” commented Walter Klemp, Chairman and Chief Executive Officer of Moleculin. “Focusing on 2nd line subjects, a CRc rate of 60% and with 50% of those being full CRs, AnnAraC has the potential to offer 2nd line patients a viable alternative, regardless of prior treatments or mutations. While we believe that the full trial results are impressive, we continue to believe that our results in 2nd line subjects, where there is a significant unmet need, are exceptional and believe the CRc rate demonstrated by AnnAraC in 2nd line patients substantially exceeds the performance reported by any drug currently approved for use in 2nd line AML.”

“We continue to progress our preparations for an End of Phase 2 meeting with FDA and believe following this meeting we will be in a position to commence a pivotal registration study as a 2nd line therapy in AML early next year” added Mr. Klemp.

Ongoing AML Clinical Trial Overview

The Company is currently conducting its Phase 1B/2 clinical trial evaluating Annamycin in combination with Cytarabine (also known as “Ara-C” and for which the combination of Annamycin and Ara-C is referred to as AnnAraC) for the treatment of subjects with AML as both first line therapy and for subjects who are refractory to or relapsed after induction therapy (MB-106). clinicaltrialsregister.eu: EudraCT 2020-005493-10 or clinicaltrials.gov: NCT05319587.

During 2023, Moleculin commenced its MB-106 clinical trial with AnnAraC for the treatment of AML in an all-comers trial, accepting subjects without regard to the number of prior therapies in the Phase 1 portion with a limit of two prior therapies in the Phase 2 portion. Nine clinical sites in Poland and Italy have been activated for the MB-106 clinical trial.

To date, 20 subjects have been enrolled in the full MB-106 Phase 1B/2 study. The median durability of remission (DoR) is 4.9 months and climbing. DoR is defined as the time from initiation of treatment to the point of disease relapse or death. At the end of January 2024, the Company completed recruiting the desired number of 2nd line subjects and began preparation for an End of Phase 2 (EoP2) meeting with the FDA. In addition, Moleculin expanded the MB-106 study protocol to include 1st line subjects to provide data to enable the designing of a potential confirmatory Phase 3 post-approval study for the added indication of 1st line subjects, however, the Company does not expect the addition of this cohort to delay the EoP2 meeting. The study has recruited three 1st line subjects to date with two achieving CRs.

Moleculin’s current planned pathway for initial NDA approval indication for Annamycin in combination with Cytarabine for the treatment of AML is as a 2nd line therapy. Therefore, the focus is primarily on securing an accelerated approval pathway for the treatment of 2nd line subjects (those who were relapsed from or refractory to a 1st line AML therapy, regardless of whether the subject was deemed “fit” or “unfit” for intensive chemotherapy). Moleculin continues to recruit 1st line subjects into MB-106 to provide data for a possible future confirmatory Phase 3 clinical trial in 1st line patients.

Summary of MB-106 Data

A summary table of the MB-106 preliminary results is shown below. These subjects had 0-6 prior therapies. The preliminary data for MB-106 demonstrate a CRc rate of 45% and an overall remission rate (ORR) of 55% for all subjects, regardless of the number of prior treatments (N=20). Segmenting the MB-106 subject population for 1st line (N=3) and, most notably, 2nd line (N=10) therapies in the trial, yields a CRc rate of 67% and 60% and an ORR of 67% and 70%, both respectively.

Median durability for MB-106 is 4.9 months and climbing with one death (suspected to be related to pneumonia) and one relapse to date out of the 9 CRcs. The first subject with a CRc (and who has yet to relapse) was treated in February 2023. Durability of CRs is confirmed by repeat bone marrow aspirates (BMAs). The median age of all subjects recruited is 69, ranging from 19 to 78. Median durability will be updated as the trial data mature. This trial may enroll up to 28 subjects, however, having already recruited the desired number of 2nd line subjects to support an EoP2 meeting with the FDA, the Company may elect to complete this trial with fewer than 28 subjects.

The trial continues recruitment for treatment as 1st line and 3rd line therapy. Since Moleculin intends to position AnnAraC for initial approval as a 2nd line therapy, the Company believes that the most important data from this trial are the results in 2nd line subjects (excluding subjects who are either 1st line or 3rd line and beyond). All data from MB-106 are interim, preliminary, and subject to change until a clinical trial report is published.

Table 1 - Summary of Annamycin Remissions in MB-106 as of May 2, 2024

Study MB-106 Combination Therapy – Phase 1B/2 with Ara-C + Annamycin "5+3"	All Lines (Range 1-7)	1st Line	2nd Line	1st and 2nd Line Combined
All Subjects
Recruited and Evaluable	20	3	10	13
Subjects Evaluable Not Dosed Per Protocol	2	0	1	1
Median Prior Therapies	1	0	1	1
Median Age - Years (Range)	69 (19-78)	49 (19-69)	71 (53 - 78)	67 (19-78)
Complete Remissions (CR)	8	2	5	7
CR with incomplete recovery (CRi)	1	0	1	1
Total Composite Complete Remission (CRc)	9	2	6	8
Complete Remission (CR) Rate	40%	67%	50%	54%
Complete Remission Composite (CRc) Rate	45%	67%	60%	62%
Partial Remissions (PRs)	2	0	1	1
Overall Response Rate (CRc’s + PRs) or ORR	55%	67%	70%	69%
CRc Relapsed or Death to Date	2	0	2	2
BMT To Date (in CR’s)	2	0	1	1
See Note 1 below

Notes for Table 1: Data from MB-106 is for Intent To Treat (ITT) subjects and is preliminary and subject to change.

Expected Milestones for Annamycin AML Development Program

●	H1 2024: Complete MB-106 Phase 1B/2 clinical trial.
●	H1 2024: MB-106 End of Phase 2 Meeting with FDA.
●	H1 2025: Initiate pivotal trial.
●	H2 2026: Conclude pivotal trial.
●	2027: Potential NDA submission.

Virtual AML Clinical Day Details

As previously announced, Moleculin will host a virtual AML Clinical Day today, Tuesday, May 7, 2024 at 11:00 AM ET. For the event, Walter Klemp, Chairman and Chief Executive Officer, and Dr. J. Paul Waymack, Senior Chief Medical Officer of Moleculin will be joined by key opinion leader, Dr. Martin Tallman, an internationally renowned clinical investigator whose discoveries have fueled the progress of leukemia-targeting therapies, most recently with the Robert H. Lurie Comprehensive Cancer Center of Northwestern University. Dr. Tallman is a member of our Science Advisory Board.

A live video webcast of the event will be available on the Events page under the Investors section of the Company’s website (moleculin.com). A webcast replay will be available two hours following the live event and will be accessible for 90 days.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company with a growing pipeline, including Phase 2 clinical programs, for hard-to-treat tumors and viruses. The Company’s lead program, Annamycin is a next-generation anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases. All interim and preliminary data discussed above is subject to change.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the timing of the commencement of a pivotal registration study of Annamycin as a 2nd line therapy in AML in the first half of 2025. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(833) 475-8247

MBRX@jtcir.com